As filed with the Securities and Exchange Commission November 13, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

THE L.S. STARRETT COMPANY

(Exact Name of Registrant as Specified in Its Charter)

MASSACHUSETTS	04-1866480
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

121 CRESCENT STREET, ATHOL, MASSACHUSETTS	01331
(Address of principal executive offices)	(Zip Code)

2007 EMPLOYEES' STOCK PURCHASE PLAN

(Full Title of the Plan)

RANDALL J. HYLEK
The L.S. Starrett Company
121 Crescent Street, Athol, Massachusetts 01331
978-249-3551

(Name, Address and Telephone Number of Agent for Service)

With copies to:

STEVEN A. WILCOX
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
(617) 951-7000

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered (2)(5)	Proposed maximum offering price per unit (1)(2)(3)	Proposed maximum aggregate offering price (2)(3)(4)	Amount of registration fee
Class A Common Stock, $1.00 par value	500,000 shares	$15.53	$7,767,750	$238.38
Class B Common Stock, $1.00 par value	500,000 shares	---	---	---

(1)  Pursuant to Rule 457(c), the proposed maximum offering price per share is an estimate based on 85% of the average of the high and low prices of The L.S. Starrett Company Class A Common Stock reported on the New York Stock Exchange, Inc. on November 7, 2007.

(2)  No more than 500,000 shares of Class A Common Stock and Class B Common Stock in the aggregate may be issued.

(3)  Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low prices of The L.S. Starrett Company Class A Common Stock reported on the New York Stock Exchange, Inc. on November 7, 2007.

(4)  Calculated on the basis of 500,000 shares of Class A Common Stock because no market exists for the shares of Class B Common Stock, which shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis.

(5)  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also includes an indeterminable number of additional shares of Common Stock that may become issuable pursuant to antidilution adjustment provisions of the Company's 2007 Employees' Stock Purchase Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note:  The document(s) containing the information required by Item 1 of this Form S-8 and the statement of availability of Registrant information, and other information required by Item 2 of this Form will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act").  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  The L.S. Starrett Company (the "Company" or the "Registrant") shall maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, the Registrant shall furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates the following documents herein, filed with the Commission, by reference:

(a) The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

(b) All other Reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Company document referred to in (a) above.

(c) The description of the Company's Class A and Class B Common Stock, $1.00 par value (the "Common Stock"), contained in the Company's Registration Statements and subsequent reports filed under the Exchange Act.

All documents subsequently filed by the Registrant or the 2007 Employees' Stock Purchase Plan (the "Plan") pursuant to Section 13(a), Section 13(c), Section 14 and Section 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents.

Item 4.  Description of Securities.

Because the class of securities being offered is registered under Section 12 of the Exchange Act and the Plan interests are being registered, they need not be described pursuant to this item.

Item 5.  Interests of Named Experts and Counsel.

Steven A. Wilcox, a partner in Ropes & Gray LLP, is the Clerk of the Company.

Item 6.  Indemnification of Directors and Officers.

Massachusetts Law Regarding Indemnification

Indemnification of Directors.  Section 8.51 of Chapter 156D of the Massachusetts General Laws permits, in part, indemnification by a Massachusetts corporation of its directors with respect to any employee benefit plan if the director engaged in conduct which that director reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan or was at least not opposed to the best interests of the corporation.  Section 8.52 requires indemnification of a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.  Conversely, therefore, Section 8 prohibits a corporation from indemnifying a person with respect to any matter who has been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or in the best interest of the participants or beneficiaries of an employee benefit plan, as the case may be.

Section 8.54 specifically permits a court-ordered indemnification and advance for expenses incurred in defending the action or proceeding for a director.  Section 8.55 prohibits a corporation from indemnifying a director under Section 8.51 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he has met the relevant standard of conduct set forth in said Section 8.51.

Indemnification of Officers.                                                                In addition, Chapter 156D provides for indemnification for officers of a corporation.  A corporation may indemnify and advance expenses under Section 8.56 to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director; and if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors, or contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

Indemnification under the Company's By-laws

The Company shall, to the maximum extent permitted under applicable law, indemnify any person against all liabilities and expenses reasonably incurred in connection with the defense or disposition of any action, suit or proceeding, in which such person may be involved or with which such person may be threatened, by reason of the fact that such person:

(a)
is or was or has agreed to be a director or officer of the Company or while serving as a director or officer is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another organization; or

(b)
is or was a director, officer or employee who is or was serving or has agreed to serve at the request of the Company in any capacity with respect to any employee benefit plan, including trustees and administrators.

No indemnification shall be provided with respect to any matter disposed of by settlement unless:

(a)	such indemnification is approved by a majority of the holders of the shares of the Company then entitled to vote for directors, exclusive of any shares owned by an interested director or officer; or

(b)
such indemnification and such settlement is approved by a majority of the disinterested directors as being in the best interest of the Company or employee benefit plan or participants served, as the case may be; or

(c)
if no directors are disinterested, a written opinion, reasonably satisfactory to the Company, of independent legal counsel that (i) such indemnification and such settlement, decree or disposition are in the best interest of the Company or employee benefit plan or participants served, as the case may be, and (ii) if adjudicated, such indemnification would not be found to have been prohibited by law.

As used in the By-laws, a director is "interested" if he or she is a defendant in the proceeding in question or a similar proceeding, and a "disinterested director" is any director who is not an interested director.

Expenses reasonably incurred in the defense of any proceeding may be paid by the Company in advance, upon an undertaking by the person being indemnified to repay such expenses if it is ultimately determined that indemnification for such expenses is not authorized under the By-laws.

Any repeal or modification of the indemnification provisions of the By-laws shall not adversely affect any right or protection of a director or officer or employee benefit plan trustee or administrator relating to any acts or omission of such person occurring prior to such repeal or modification.

The Company may enter into indemnification agreements with any director, officer or employee benefit plan trustee or administrator so long as such agreement is in accordance with the By-laws.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors, certain of its officers, and employee benefit plan trustees or administrators who are employees of the Company.

Other Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Company has purchased directors and officers liability insurance.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit

4.1           The L.S. Starrett Company 2007 Employees' Stock Purchase Plan.

5.1           Opinion of Ropes & Gray LLP.

23.1           Consent of Grant Thornton LLP.

23.2           Consent of Deloitte & Touche.

23.3           Consent of Ropes & Gray LLP (See Exhibit 5.1).

24.1           Power of Attorney.

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athol, Commonwealth of Massachusetts, on November 13, 2007.

                                                        THE L.S. STARRETT COMPANY

                                                    By: /s/ Douglas A. Starrett
                                    Name:  Douglas A. Starrett
                                    Title:    Chief Executive Officer, President and Director

 EXHIBIT INDEX

Number	Title of Exhibit
4.1	The L.S. Starrett Company 2007 Employees' Stock Purchase Plan.
5.1	Opinion of Ropes & Gray LLP.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Ropes & Gray LLP (See Exhibit 5.1).
24.1	Power of Attorney.

EXHIBIT 4.1

THE L.S. STARRETT COMPANY

2007 EMPLOYEES’ STOCK PURCHASE PLAN

Section 1.	Purpose and Scope of Plan.

The L.S. Starrett Company 2007 Employees’ Stock Purchase Plan (the “Plan”) is intended to provide a convenient means by which eligible employees of The L.S. Starrett Company (the “Company”) and of such subsidiaries of the Company as the Board of Directors of the Company may from time to time designate (“participating subsidiaries”) may save regularly through voluntary, systematic payroll deductions and use such savings to purchase shares of stock of the Company (“Stock”) at an option price, and thereby acquire an interest in the future of the Company.  For all purposes of the Plan, the term “Stock” shall include Class A Common Stock of the Company and, to such extent (if any) as the Board of Directors of the Company may determine consistent with the purposes of the Plan, Class B Common Stock of the Company.  The principal difference between the Class A Stock and the Class B Stock is their respective voting rights.  Class B Stock is otherwise identical to the Class A Stock except (i) that it is generally non-transferable except to lineal descendants, (ii) cannot receive more dividends per share than the Class A Stock and (iii) can be converted to Class A Stock at any time.  It is expected that any issuances of Class B Stock pursuant to the 2007 Plan, by increasing the voting power of the Company’s employees and management, would make it more difficult for a potential acquirer to acquire control of the Company through unsolicited takeover attempts or hostile takeover tactics.  This measure would thereby discourage offers for the Company, and create greater stability for the Company, its employees and stockholders.

Like previous plans that have been in effect for many years, the primary purpose of the Plan is to provide a convenient means for eligible employees to acquire an interest in the future of the Company by purchasing its Stock at an option price.  The Plan contains substantially the same operative provisions as the 2002 Employees' Stock Purchase Plan.  The purpose of the Plan is to help provide personnel a nest egg for retirement.  The Plan is not intended to be used as a buy and sell plan while the participant is actively employed.  The Plan allows each participant to acquire shares of Stock at a favorable price to accomplish this purpose.  The Plan will give new employees an opportunity to participate in the success of the Company and allow present employee stockholders to invest further if they so desire.  Management feels that a further financial interest of this type on the part of those who work in the Company and its subsidiaries gives it an added edge that makes a difference in Company performance.

For these purposes, the Company has established this Plan under which it will issue an aggregate of not more than 500,000 authorized but unissued shares of Class A or Class B shares of Stock pursuant to the exercise of options granted only to employees who meet the eligibility requirements set forth in Section 2 hereof.  Said options shall, subject to the Company’s right to discontinue the Plan at its discretion at any time, be granted by the Company from time to time over a five-year period commencing with the effective date of the Plan as specified in Section 20 hereof.

For purposes of the Plan, the term “subsidiary” shall mean a “subsidiary corporation” within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as it may from time to time be amended (the “Code”).

Section 2.	Eligible Employees.

Each employee of the Company (and of its subsidiaries designated to participate in the Plan) having at least six months of continuous service on the date of grant of an option will be eligible to participate in the Plan.  However, directors of the Company or of a subsidiary who are not employees of the Company or a subsidiary and employees owning or deemed to own 5% or more of the Stock are not eligible to participate.  Executive officers and directors who are eligible to participate in the Plan include Douglas A. Starrett (President and CEO and a Director of the Company), Randall J. Hylek (Treasurer and Chief Financial Officer of the Company), Anthony M. Aspin (Vice President Sales of the Company) and Stephen F. Walsh (Vice President of Operations of the Company).

Section 3.	Term of Options.

Each option under the Plan will, unless exercised, expire two years from the date of its grant.

Section 4.	Purchase Price.

The purchase price of the Stock issued pursuant to the exercise of an option granted under the Plan shall be 85% of the fair market value of the Stock at (i) the time of grant of the option or (ii) the time at which such option is exercised, whichever is less.  The fair market value of the Stock shall be determined by the Company.

Section 5.	Number of Shares.

Each employee will be entitled to purchase a maximum of 9,600 shares under the Plan, subject to proportionate reduction in the event the number of shares then being offered under the Plan is over-subscribed.  In addition, no employee will be granted an option that would permit him or her to purchase shares (under the Plan and all Employee Stock Purchase Plans of the Company and its subsidiaries) to accrue at a rate that exceeds $25,000 in fair market value of stock (determined at the time of grant) for each calendar year during which the option is outstanding.

Section 6.	Method of Participation.

The Company will notify eligible employees of its intention to grant options and each employee will indicate the number of shares for which he or she wishes to subscribe.  Thereafter, the Company will formally grant options for a specified number of shares, exercisable on a specified date two years from the date of grant.

Section 7.	Method of Payment.

An employee who receives an option will authorize payroll deductions to be made from his or her compensation over the two year term of the option.  The employee may make advance cash payments in any amount at any time during the two years.

Section 8.	Rights as Shareholders.

The employee will not have any rights as a shareholder and will not receive dividends with respect to any shares subject to option until he or she has been issued the shares.

Section 9.	Exercise of Option.

The employee may exercise an option by giving written notice to the Company specifying the number of shares he or she wishes to purchase, and representing that the stock is being acquired for investment and not with any existing intention to resell the stock.  The Company is obligated as soon as practicable after receipt of this notice to apply the employee’s accumulated payroll deductions and any additional cash contributions to the purchase price of the shares and to issue and deliver the shares and return any surplus payments, subject to the receipt of any governmental approval and to applicable New York Stock Exchange requirements.

Section 10.	Interest.

Interest will be payable by the Company on any payroll deductions and additional cash contributions accumulated under the Plan.  Interest will be computed at a rate determined by the Company.

Section 11.	Right to Cancel.

An employee may cancel all or any part of his or her options under the Plan at any time prior to exercise, but if he or she holds more than one option, the options must be canceled in reverse chronological order of their dates of grant.  Upon such cancellation, payments made by the employee with respect to the canceled options will be returned to the employee with interest.

Section 12.	Termination of Employment.

If an employee holds an option at the time his or her employment with the Company or its subsidiaries is terminated either through retirement with the consent of the Employer within three months of the date such option becomes exercisable, or by death whenever occurring, such employee or his or her legal representative by written noticed delivered to the Company on or before the option exercise date may either cancel the option and receive, with interest, the total amount of payments made by the employee or pay the amount which is necessary to complete payment for the shares.  The failure of the employee or his or her legal representative to file a written notice will be treated as an election to cancel the options and receive the payments due on cancellation.  Upon termination of employment with the Company for any other reason, all options held by an employee will terminate and any payments made with respect thereto will be returned to the employee with interest.

Section 13.	Employee's Rights Not Transferable.

All employees granted options under the Plan will have the same rights and privileges.  Each employee’s rights will be exercisable during the employee’s lifetime only by the employee and may not be sold, pledged, assigned or otherwise transferred.  An employee’s violation of these restrictions may lead to termination of his or her options by the Company.

Section 14.	Employment Rights.

Nothing in the Plan is to be construed so as to give any employee the right to be retained in the service of the Company or any subsidiary nor to give the Company or any subsidiary the right to require the employee remain in its service or to interfere with an employee’s right to terminate employment at any time.

Section 15.	Change in Capitalization.

In the event there is a change in the outstanding stock of the Company due to a stock dividend, split-up, recapitalization, merger, consolidation or other reorganization, the aggregate number and class of shares available under the Plan and under any outstanding options, as well as the option price, will be appropriately adjusted, but only if the Company determines that the adjustment will not constitute a modification of options granted under the Plan or otherwise disqualify the Plan under Section 423 of the Code.

Section 16.	Administration of the Plan.

The Company will administer the Plan, determine all questions arising thereunder and adopt, administer and interpret the rules and regulations relating to the Plan as it deems necessary or advisable.

Section 17.	Amendment and Termination of the Plan.

The Company will have the right to amend the Plan at any time, but cannot make a Plan amendment relating to the aggregate number of shares available under the Plan and the class of employees eligible to participate without the approval of the holders of the Company’s Common Stock.  If the Company terminates the Plan, it may leave outstanding options in place or provide for acceleration of the option exercise date.

Section 18.	Approval of Stockholders.

The Plan shall not have any force or effect unless it shall have been approved within 12 months before or after its adoption by the Board of Directors by a majority of the votes cast at a duly held stockholders’ meeting at which a quorum representing a majority of all outstanding Stock is, either in person or by proxy, present and voting on the Plan.

Section 19.	Compliance with Code.

Notwithstanding any other provisions of the Plan:

No option shall be granted hereunder which could cause the Plan or any other options issued hereunder to fail to qualify under Section 423 of the Code.  Without limiting the foregoing, all employees granted options under the Plan shall have the same rights and privileges, subject to and consistent with the provisions of Section 423(b)(5) of the Code.

Any director of the Company or of a subsidiary who is not an employee of the Company or of a subsidiary, and any employee who immediately after the grant of an option to him or her is determined (in accordance with the provisions of Sections 423 and 424(d) of the Code) to own Stock possessing 5% or more of the total combined voting power or value of all classes of Stock of the Company or of its parent or subsidiary corporations, as defined in Section 424 of the Code, shall not be eligible to purchase Stock pursuant to the Plan.

No employee shall be granted an option under the Plan that would permit his rights to purchase shares of Stock under all employee stock purchase plans of the Company and its parent and subsidiary corporations, as defined in Section 424 of the Code, to accrue at a rate that exceeds $25,000 in fair market value of such Stock (determined at the time the option is granted) for each calendar year during which any such option granted to such employee is outstanding at any time.

Section 20.	Effective Date.

The effective date of the Plan shall be October 10, 2007.

EXHIBIT 5.1
EXHIBIT 23.3

November 13, 2007

The L.S. Starrett Company 121 Crescent Street Athol, Massachusetts 01331

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 500,000 shares of Common Stock, $1.00 par value (the "Shares"), of The L.S. Starrett Company, a Massachusetts corporation (the "Company").  The shares are issuable under the Company's 2007 Employees' Stock Purchase Plan (the "Plan").

We are familiar with the actions taken by the Company in connection with the proposed issuance of the Shares.  For purposes of our opinion, we have examined and relied upon such documents, records, certificates, and other instruments as we have deemed necessary.  The opinions expressed below are limited to the laws of The Commonwealth of Massachusetts.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

          Very truly yours,

          /s/ Ropes & Gray LLP
          Ropes & Gray LLP

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 17, 2007, accompanying the consolidated financial statements and schedule as of June 30, 2007 and June 24, 2006 and for each of the years then ended and management’s assessment on the effectiveness of internal control included in the Annual Report of The L.S. Starrett Company on Form 10-K which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in this Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP
Boston, MA
November 12, 2007

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 8, 2005, relating to the financial statements of The L.S. Starrett Company appearing in the Annual Report on Form 10-K of The L. S. Starrett Company for the year ended June 30, 2007.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
November 9, 2007

EXHIBIT 24.1

POWER OF ATTORNEY

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby constitutes and appoints both Douglas A. Starrett and  Randall J. Hylek, each with full power of substitution, his true and lawful attorney-in-fact and agent with full power to him to sign for him and in his name in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, and he hereby ratifies and confirms his signature as it may be signed by said attorney to any and all such amendments.

Signature	Capacity	Date
/s/ Douglas A. Starrett Douglas A. Starrett	Chief Executive Officer, President (Principal Executive Officer) and Director	November 13, 2007
/s/ Randall J. Hylek Randall J. Hylek	Treasurer and Chief Financial Officer (Principal Financial Officer)	November 13, 2007
/s/ Robert J. Simkevich Robert J. Simkevich	Corporate Controller (Principal Accounting Officer)	November 13, 2007
/s/ Stephen F. Walsh Stephen F. Walsh	Senior Vice President of Operations and Director	November 13, 2007
/s/ Salvador de Camargo, Jr. Salvador de Camargo, Jr.	President, Starrett Inustria e Comercio, Ltda, Brazil and Director	November 13, 2007
/s/ Ralph G. Lawrence Ralph G. Lawrence	Director	November 13, 2007
/s/ Terry A. Piper Terry A. Piper	Director	November 13, 2007
/s/ Richard B. Kennedy Richard B. Kennedy	Director	November 13, 2007
/s/ Robert L. Montgomery, Jr. Robert L. Montgomery, Jr.	Director	November 13, 2007